Exhibit 99.1

News Release

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Board of Directors
Announces Succession Plan
•	John J. Engel to become President and Chief Executive Officer effective September 1, 2009

•	Stephen A. Van Oss to become Chief Operating Officer effective September 1, 2009

•	Richard P. Heyse to join WESCO as Chief Financial Officer effective June 15, 2009

•	Roy W. Haley to serve as Executive Chairman until May 2011
Contact: Daniel A. Brailer, Vice President, Treasurer
and Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7520
http://www.wesco.com
PITTSBURGH, May 27, 2009/PRNewswire-FirstCall/ — The Board of Directors of WESCO International, Inc. (NYSE: WCC), a leading provider of electrical MRO products, construction materials and advanced integrated supply procurement outsourcing services, announced today its intention to name John J. Engel, President and Chief Executive Officer, effective September 1, 2009. Since joining WESCO in 2004, Mr. Engel has served as Senior Vice President and Chief Operating Officer. He has served as a member of the WESCO Board of Directors since 2008.
Under the Company’s succession plan, Mr. Engel will succeed Roy W. Haley who has served as Chief Executive Officer since 1994, and will have responsibilities for the day-to-day management of WESCO. Mr. Haley will serve as Executive Chairman until the completion of his current term as a member of the Board of Directors in May 2011.
The Board also announced that Stephen A. Van Oss will assume the responsibilities of Chief Operating Officer on September 1, 2009 and will continue to serve as Senior Vice President. Mr. Van Oss currently serves as WESCO’s Senior Vice President of Finance and Administration and Chief Financial Officer, a position he has held since 2000. He is also a member of the WESCO Board of Directors.

Mr. Richard P. Heyse will join WESCO as Vice President and Chief Financial Officer on June 15, 2009. Mr. Heyse joins WESCO from Innophos, Inc. (NASDAQ: IPHS), the holding company for a leading North American manufacturer of specialty phosphates, where he currently serves as Chief Financial Officer.
James L. Singleton, Chairman of WESCO’s Executive Committee remarked, “Roy Haley has served the Company, its employees, shareholders, customers and suppliers with extraordinary dedication and skill during his fifteen years as CEO. We are pleased that he will continue with the Company as Executive Chairman of the Board for the next two years. We have carefully built a succession plan over the last several years to provide for a smooth transition for the next generation of leaders at the Company. Roy has been integral in ensuring that plan’s success. The Board congratulates John Engel and Steve Van Oss on their new roles and welcomes Richard Heyse to WESCO. We have worked closely with John and Steve, and they have the Board’s full and complete support in their new responsibilities.”
In describing these changes, Mr. Haley said, “For the past several years the Board of Directors and I have placed a high priority on talent management. Today’s announcement represents a major organizational milestone for the Company, and I am very pleased that we are immediately able to begin the process of transitioning to new roles and responsibilities with an experienced and seasoned management team.”
In July 2004, John Engel joined WESCO as Senior Vice President and Chief Operating Officer with direct responsibilities for all the Company’s marketing, sales, operations, and supply chain business activities. He has had primary responsibilities for a wide range of operational process improvement and acquisition-related activities. Mr. Haley said, “John has been a great business partner, and he has demonstrated the ability to lead the organization to higher levels of growth and profitability. His grasp of the strategic opportunities within our industry and his commitment to organizational development, talent management, and operations execution will ensure WESCO’s continued success.”
Early in his career, Steve Van Oss was introduced to electrical equipment manufacturing and distribution industry through a variety of operating and financial positions with Reliance Electric. He joined WESCO in 1997 as Director, Acquisition Management, and soon picked up responsibilities for all aspects of information technology. He was appointed Vice President and Chief Financial Officer in 2000. “Steve’s leadership in building strong finance and administrative capabilities has been tremendously valuable for the organization”, said Mr. Haley. “His extensive knowledge of finance, IT and support functions and his longstanding interests in sales and service activities will undoubtedly result in new insights and resources for our operating leaders and business operations.”
Richard Heyse has served in key financial management roles for industrial firms including International Paper, Eaton Corporation, Koch Industries, and Eastman Chemical. Most recently he served as Chief Financial Officer for Innophos, Inc, a specialty chemicals producer and NASDAQ listed public company. “Richard has the kind of background and experience that will ensure a quick and effective assumption of the company’s finance and accounting responsibilities,” said Mr. Haley. Mr. Heyse will join WESCO on June 15, 2009, and he and his family will relocate from the Princeton, NJ area to Pittsburgh this summer.
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WESCO International, Inc. (NYSE: WCC) is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services. WESCO’s 2008 annual sales were approximately $6.1 billion. The Company employs approximately 7,200 people, maintains relationships with over 24,000 suppliers, and serves more than 110,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates seven fully automated distribution centers and approximately 400 full-service branches in North America and select international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as well as the Company’s other reports filed with the Securities and Exchange Commission.

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